Exhibit 5

June 9, 2011

Aon Corporation

200 East Randolph Street

Chicago, Illinois  60601

Re:         32,500,000 Shares of Common Stock, $1.00 par value per share

Ladies and Gentlemen:

I am Vice President and Secretary of Aon Corporation, a Delaware corporation (the “Company”).  I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of an aggregate of 32,500,000 shares of common stock, $1.00 par value per share of the Company (the “Common Stock”) to be issued in accordance with the terms of the Aon Corporation 2011 Incentive Plan and the Aon Corporation 2011 Employee Stock Purchase Plan (each a “Plan”).

I am familiar with the proceedings to date with respect to the proposed issuance of the Common Stock and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  In addition, I have assumed and have not verified the accuracy as to factual matters of each document I reviewed.

Based on the foregoing, I am of the opinion that:

1.             The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.             The Company has corporate power and authority to authorize and issue the Common Stock.

3.             The shares of the Common Stock being registered will, when issued in accordance with the terms of either Plan, be validly issued, fully paid and nonassessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

For the purposes of this opinion letter, I have assumed that, at the time of the issuance, sale and delivery of the Common Stock: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the terms and conditions of the Common Stock will be as expressly contemplated by the Registration Statement; and (iii) the Second Restated Certificate of Incorporation, as amended, and the Amended By-Laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to sales of the Common Stock.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me included in or made part of the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

Very truly yours,

/s/ Jennifer L. Kraft

Jennifer L. Kraft